Exhibit 99.1

Porter Bancorp Announces 1 for 5 Reverse Stock Split

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 28, 2016--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, today announced that its board of directors has approved a 1-for-5 reverse stock split of the Company’s issued and outstanding Common Shares and Non-Voting Common Shares (“Reverse Stock Split”).

The Reverse Stock Split will take effect at 5:00 p.m. eastern time on Friday, December 16, 2016 (the “Effective Time”). Porter Bancorp’s Common Shares will begin trading on the NASDAQ Capital Market on a split-adjusted basis when the market opens on Monday, December 19, 2016. At the Effective Time:

  Each Common Share issued and outstanding immediately before the Effective Time will be automatically changed into one-fifth of a Common Share (“Post-Split Common Share”);
  Each Non-Voting Common Share issued and outstanding immediately before the Effective Time will be automatically changed into one-fifth of a Non-Voting Common Share (“Post-Split Non-Voting Common Share”); and
  Any fractional share resulting from those changes will be rounded up to one whole Post-Split Common Share, or Post-Split Non-Voting Common Share, as the case may be. No shareholders will receive cash in lieu of fractional shares.

At the PBIB Annual meeting in May 2016, holders of the Company’s Common Shares authorized our board of directors to implement a reverse stock split during the twelve-months ending on the date of the 2017 Annual Meeting and to select a reverse split ratio within the range of 1-for-2 up to 1-for-10.

The Reverse Stock Split will affect all shareholders uniformly, and will not affect any shareholder’s percentage ownership interest in the Company or proportionate voting power. The Reverse Stock Split is intended to increase the trading price per share of the Company’s Common Shares, with the objective to make the Common Shares a more attractive and cost effective investment and enhance liquidity for our shareholders. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers or clients.

The Company’s Non-Voting Common Shares are being included in the Reverse Stock Split to maintain a 1-for-1 ratio at which the Non-Voting Common Shares convert into Common Shares upon transfer by a holder.

The following table shows the number of the Company’s Common Shares and Non-Voting Common Shares issued and outstanding as of November 25, 2016, and the approximate number of Common Shares and Non-Voting Common Shares that would be issued and outstanding after the Reverse Stock Split.

	Issued and Outstanding (as of November 25, 2016)	Issued and Outstanding After Reverse Stock Split

Common Shares	23,156,969	4,631,400
Non-Voting Common Shares	7,958,000	1,591,600

The Company’s stock transfer agent, American Stock Transfer and Trust Company, LLC, will manage the exchange of stock certificates. Shareholders of record will receive a letter of transmittal providing instruction for the exchange of their old stock certificates as soon as practicable following the effectiveness of the reverse stock split. Shareholders should not send in their old stock certificates until they receive a letter of transmittal from the transfer agent. Shareholders who hold their shares in brokerage accounts (“street name”) are not required to take any action to affect the exchange of their shares. Street name shareholders will be contacted by their brokers with any instructions.

About Porter Bancorp, Inc.
Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. PBI Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements
Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer